                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                                   SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

/ / Preliminary Proxy Statement           / / Confidential, for Use of the
                                              Commission Only
                                              (as permitted by Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-12

                           EUROPA CRUISES CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                JAMES C. ILLIUS
                                PAUL J. DEMATTIA
                                 JOHN R. DUBER
                                 ROGER A. SMITH
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

/X/ No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

*Copies of this document were first released to security holders on or about
 June 14, 2002.

                                                                    Page 1 of 15
[LOGO FOR ISS]

INSTITUTIONAL SHAREHOLDER SERVICES
_______________________________________________________________________________
PROXY ANALYSIS:
                                                           EUROPA CRUISES CORP.
TICKER: KRUZ

PROXY CONTEST MEETING: June 24, 2002

RECORD DATE: June 7, 2002

SECURITY ID: 2322478 (SEDOL), 298738105 (CUSIP), 298738204 (CUSIP),
US2987381058 (ISIN), US2987382049 (ISIN)

_______________________________________________________________________________
                                 MEETING AGENDA
_______________________________________________________________________________
ITEM     CODE           PROPOSALS                THE            ISS REC.
                                              COMMITTEE
                                                 REC.
_______________________________________________________________________________
                 THE COMMITTEE OF CONCERNED
                 EUROPA SHAREHOLDERS PROXY
                 (WHITE CARD)
_______________________________________________________________________________
1        S0214   Remove Existing Director       Consent         CONSENT
_______________________________________________________________________________
2        M0225   Elect Director                 Consent         CONSENT
_______________________________________________________________________________
3        M0267   Revoke Prior Williams/Vitale   Consent         CONSENT
                 Consents
_______________________________________________________________________________
                 WILLIAMS/VITALE GROUP          THE GROUP       ISS REC.
                  PROXY (GOLD CARD)                REC.
_______________________________________________________________________________
1        S0214   Remove Existing Director       Consent         REVOKE CONSENT
_______________________________________________________________________________
2        M0225   Elect Director                 Consent         REVOKE CONSENT
_______________________________________________________________________________
3        M0267   Revoke The Committee's Prior   Consent         REVOKE CONSENT
                 Consents
_______________________________________________________________________________
TO FOLLOW ISS'S VOTE RECOMMENDATIONS, DISCARD WILLIAMS/VITALE'S GOLD PROXY CARD
AND

VOTE WITH THE COMMITTEE'S WHITE PROXY CARD.
_______________________________________________________________________________
PERFORMANCE SUMMARY
_______________________________________________________________________________

                                        1-YEAR   3-YEAR    5-YEAR
                                        ------   ------    ------
TOTAL SHAREHOLDER RETURNS, COMPANY       1.0%    13.0%      0.8%

TOTAL SHAREHOLDER RETURNS, INDEX         9.6%    12.4%     10.4%

TOTAL SHAREHOLDER RETURNS, PEER GROUP   -9.3%    18.1%      7.8%

________________________
SOURCE: BLOOMBERG BUSINESS NEWS
_______________________________________________________________________________

BUSINESS: Day cruise operator

STATE OF INCORPORATION: Delaware

ACCOUNTANTS: Friedman Alpren & Green LLP

_______________________________________________________________________________
                                 BOARD SUMMARY
_______________________________________________________________________________

                                                 AFFILIATED      INDEPENDENT
                                 INSIDERS        OUTSIDERS        OUTSIDERS
                                 --------        ----------      -----------
FULL BOARD                          2                1                1

AUDIT COMMITTEE                     2                1                0

COMPENSATION COMMITTEE              0                0                0

NOMINATING COMMITTEE                0                0                0
_______________________________________________________________________________

CLASSIFIED BOARD: No                      CEO AS CHAIRMAN: Yes

CURRENT NOMINEES: None                    RETIRED CEO ON BOARD: No

THE COMMITTEE OF CONCERNED EUROPA
SHAREHOLDERS PROXY (WHITE CARD)

ITEM 1: REMOVE EXISTING DIRECTOR

PROXY CONTEST

                                CONTEST SUMMARY

COMPANY NAME: Europa Cruises Corp. (Europa)

SUMMARY: Shareholders and company directors, effectively vying for control of the company, have filed two separate but competing solicitations.

PARTIES: (1) An individual shareholder, Frank Williams, with the support of Deborah Vitale, Europa's chairman and CEO, and Gregory Harrison, a company director and Europa's chief engineer and director of corporate development, is seeking to remove a third director, John Duber, from the board. In Mr. Duber's stead, Mr. Williams proposes that he be elected to the board. (Hereafter, Williams, Vitale, and Harrison will be referred to as the "Williams/Vitale Group").

        (2) Mr. Duber and James Illius, the two remaining members of Europa's four-member board, have responded by seeking to remove Ms. Vitale. In her place, they propose to elect James Rafferty, an expert on casino development and administration. Messrs. Duber, Illius, and Rafferty have been joined in their solicitation by Paul DeMattia, a former company director, and Roger Smith, a Europa shareholder, and they have formed a Committee called "The Committee of Concerned Europa Shareholders" (hereafter, "The Committee").

ISSUES: (1) The company's corporate governance structure; (2) Management's lack of qualifications and experience; (3) The development of the Diamondhead property

THE WILLIAMS/VITALE GROUP'S OWNERSHIP: As of April 1, 2002, the Williams/Vitale Group beneficially owned approximately 9.7 percent of the company's outstanding common stock, inclusive of stock options exercisable for an aggregate 2.5 million shares. This amount does not include approximately 3.4 million unallocated ESOP shares voted by the plan's trustees, Deborah Vitale and John Duber.

THE COMMITTEE'S OWNERSHIP: As of April 12, 2002, the Committee beneficially owned approximately 21.4 percent of the company's outstanding common stock. This amount also does not include approximately 3.4 million unallocated ESOP shares voted by the plan's trustees, Deborah Vitale and John Duber.

STAKES: Two seats on Europa's four-member board

SOLICITATION COSTS/ REIMBURSEMENT: In response to shareholders' concerns regarding the company's limited cash, the Committee has promised not to seek reimbursement for its solicitation expenses until after the opening of the casino. In this same context, Mr. Rafferty has agreed to accept a salary of $90,000, $35,000 less than Ms. Vitale's current salary, for his service as interim CEO.

Mr. Williams intends to seek reimbursement from the company for his reasonable expenses (which he estimates to be $20,000) in connection with his solicitation.

ISS RECOMMENDATION: We recommend that shareholders DISCARD the GOLD proxy card and vote to REMOVE Deborah Vitale from the board and FOR James Rafferty's election to the board using the WHITE proxy card. We also recommend that shareholders REVOKE any prior consents given in favor of Mr. Williams' appointment to the board by marking the WHITE proxy card accordingly under Proposal Number Three.

BACKGROUND

BUSINESS SUMMARY

Europa Cruises Corp. is the sole shareholder of Mississippi Gaming Corp., which company's primary asset is 404.5 acres of unimproved land in Diamondhead Mississippi on the Bay of St. Louis in Hancock County. Europa is also the sole shareholder of Casino World, Inc., a company through which Europa plans to develop its Diamondhead property.

Until August 2000, when Europa sold the last of its cruise ship vessels, the company operated cruises-to-nowhere out of ports located in Florida. In 2001, the company did not operate any vessels. During 2000, the company operated only one vessel. During 2000, the company also subleased the Madeira Beach dock, ticket booth, and parking facilities to the purchaser of the one of its vessels, and the company assigned its dock lease in Ft. Myers Beach to an unrelated third party. Since that time and in addition to interest earned on its invested cash (from the sale of its cruise ship vessels), Europa's only sources of income are its dock leases.

Europa Cruises Corp. has three types of voting stock: common stock, Series S preferred stock, and Series S-NR preferred stock. Each share of common, Series S preferred, and Series S-NR preferred stock entitles the holder to one vote. As of April 1, 2002, the Williams/Vitale Group beneficially owned approximately
9.7 percent of the company's outstanding common stock, inclusive of stock options exercisable for an aggregate 2.5 million shares. As of April 12, 2002, the Committee beneficially owned approximately 21.4 percent of the company's outstanding common stock. These amounts do not include approximately 3.4 million unallocated ESOP shares voted by the plan's trustees, Deborah Vitale and John Duber.

CONSENT SOLICITATIONS

Frank Williams, an individual shareholder, is seeking to unseat current board member John Duber. Mr. Williams' stated objective is to improve shareholder value by eliminating what he believes to be the obstacle to getting a date set for an annual meeting of shareholders. Mr. Williams is supported in his solicitation by Deborah Vitale, Europa Cruises' chairman and CEO, and Gregory Harrison, the company's chief engineer and director of corporate development. When Mr. Williams expressed his concerns to the company's management, he was told by both Ms. Vitale and Mr. Harrison, (one-half of a very fractured board) that Mr. Duber was preventing the company from scheduling a date for an annual meeting. Unfortunately, at no time did Mr. Williams attempt to contact Messrs. Duber or Illius directly about his concerns. What's more, Mr. Williams' solicitation material is devoid of any discussion of the issues that have divided and deadlocked the board. In fact, because his solicitation material is so scant and because Mr. Williams did not accept our invitation to discuss his solicitation, it is not clear whether Mr. Williams is even aware of the reasons for the impasse.

Europa last held an annual meeting of shareholders in September of 2000. However, the company's history relating to annual shareholder meetings is hardly unblemished. Indeed, its practice for holding regularly scheduled annual meetings is less than reliable. Moreover, it dates back well beyond Mr. Duber's tenure.

In response to Mr. Williams' solicitation, a group calling themselves The Committee of Concerned Europa Stockholders has filed its own consent solicitation, seeking to remove Ms. Vitale as a director and replace her with James Rafferty, a widely-recognized expert on public policy implications of casino development and casino administration. The Committee's members include two of Europa's four current directors, John Duber and James Illius, as well as Paul DeMattia, a former company director, and Roger Smith, a Europa shareholder. The Committee is also seeking to revoke any consents already granted in favor of Mr. Williams' appointment to (and Mr. Duber's removal from) the board.

THE WILLIAMS/VITALE GROUP

Mr. Williams has been a shareholder since Feb. 12, 1997, when he purchased 5,000 shares of the company's common stock. Since that date and over a period of five years, Mr. Williams has accumulated 200,000 shares of the company's common stock.

Mr. Williams' business background is in the steel and concrete industries. He founded and served as president and CEO of Williams Industries, Inc., a NASDAQ company that provides specialized services and products for the construction industry, and he currently serves as chairman and is the principal owner of Williams Enterprises of Georgia, Inc., a company involved in various facets of the steel industry. Also noteworthy is that, by all accounts, Mr. Williams is a personal friend of Ms. Vitale.

Ms. Vitale is a litigator whose specialty is product liability and malpractice law. Ms. Vitale first joined the board in 1992 and was appointed its chairman in 1995. In 1998, Ms. Vitale was appointed president and CEO. Ms. Vitale is also co-trustee of the company's Employee Stock Ownership Plan. (As of Dec. 31, 2001, 1,579,545 ESOP shares had been released, 1.5 million shares had been allocated to participants in the plan, and 3,420,455 unallocated shares are voted by the trustees, Ms. Vitale and Mr. Duber).

Mr. Harrison was appointed Europa's chief engineer and director of corporate development on Jan. 14, 2002. He has been a company director since February 1998. Mr. Harrison is a consulting forensic engineer with over 35 years of diversified fire, civil, and safety engineering experience, and he has qualified as an expert witness in various courts in eight states.

THE COMMITTEE

Mr. Duber was first appointed to Europa's board in February 1998, and he served as the company's director of investor relations from January 1998 to September 2001. Mr. Duber was also elected vice president and assistant secretary of the company in February 1998. However, Mr. Duber is not currently drawing a salary and is effectively no longer functioning as a company officer or employee. Mr. Duber is currently a private investor and works as a private contractor in the skilled trade area. As indicated above, Mr. Duber is also co-trustee of the company's Employee Stock Ownership Plan.

Mr. Illius is Europa's single largest shareholder (owning approximately nine percent of the company's voting stock) and has been a member of its board since May 1999. Mr. Illius has been involved in the building and construction business in the Cleveland, Ohio area for approximately 30 years. He is also the founder and president of Builder's Loft, Inc., a wholesale builder supplier company with annual sales of approximately $5 million.

Mr. Rafferty is the president and the principal member of Rafferty & Associates, a consulting firm focused on marketing and public policy issues within the casino entertainment business and a member of the American Gaming Association. He is also a frequent speaker on the topics of casino management and responsible gaming policy for new jurisdictions. Over the last 13 years, he has held various positions of authority with Harveys Casino Resorts. For the last five years, Mr. Rafferty served as senior vice president of corporate marketing. In addition, he is (or has been) licensed and/or permitted to operate casinos in Nevada, Iowa, and New Jersey.

PREVIOUS CONTESTS

This is the fourth proxy contest at this company in nine years (three in the past five years - during Deborah Vitale's tenure). The first came in October 1993, when a group of dissident shareholders concerned with the company's performance and management's lack of experience in the company's main line of business sought to unseat the incumbent board. The dissident group was unsuccessful in its attempt to gain control of the company.

At the company's 1997 annual meeting, a second group of dissident shareholders tried to force a governance change. Like the group that preceded them, the dissidents were concerned about the company's poor financial performance, its dismal stock performance, management's failure to make any headway in meeting its long-term strategic objectives, and the board's failure to hold regular annual meetings of shareholders. At that time, a meeting had not been held in over two years. However, once again, the dissidents failed to gain control of the board.

In July of 1998, third time was not the charm for a group of dissident shareholders and former board members who claimed that the company was lacking any real independent oversight and that Ms. Vitale's stranglehold on the board was seriously undermining the company's ability to move ahead with the planned development of the Diamondhead property. Among other things, the dissidents argued that Ms. Vitale is too difficult to deal with and that investment bankers are not willing to do business with her. However, once again, the dissidents failed to unseat Ms. Vitale.

ANALYSIS

To explore the Committee's case, ISS spoke with John Duber and Jim Rafferty. To explore the Williams/Vitale group's case, ISS spoke at great length with Deborah Vitale. A review of the issues and information presented in proxy materials and during discussions with ISS follows:

QUALIFICATIONS AND EXPERIENCE

As the Committee correctly points out, Ms. Vitale has no experience in developing, building, designing, or operating a deluxe casino entertainment complex, which is indeed the primary goal for the Diamondhead property. Nor is she (or has she ever been) licensed or permitted to operate a casino in any state. She has practiced law for 23 years and has acted as Europa's primary counsel for the last several years, leading the company through the conclusion of multiple lawsuits and the sale of the company's cruise-to-nowhere business.

To her credit, Ms. Vitale did successfully dispose of the company's cruise ships, which left the company with approximately $3 million in cash. And, in her capacity as the company's corporate counsel, she has successfully disposed of a number of lawsuits and/or legal disputes, which Ms. Vitale claims has saved the company millions. Ms. Vitale also readily admitted to ISS that there is very little that she hasn't done to get what she wants.

Still, it is undeniable that Europa's long-term shareholders have suffered considerable losses. Over the last ten years, the company's stock has declined significantly. Currently, the company's shares are trading at $1.02 a share, down from a high of $5.69 in October 1992.

Mr. Rafferty, the Committee's nominee to replace Ms. Vitale, has 24 years of experience in the gaming industry. During this time, he has helped to launch several successful casinos throughout the United States, including Harrah's Trump Plaza (Atlantic City), Showboat Hotel-Casino (Atlantic City), Harveys (Central City Colorado), Hard Rock Casino (Las Vegas), and Harveys (Council Bluffs, Iowa). What's more, several of his projects have been "from the ground up" indicating that he has participated in every phase of casino development. His experience includes, inter alia, obtaining licenses and permits, negotiating contracts, and working with compliance officials of state and municipal governments. The Committee strongly believes that "Mr. Rafferty can bring to the company a team of experienced casino professionals who have extensive knowledge on how to design, build, finance, and operate a deluxe casino entertainment complex." And, its support of Mr. Rafferty certainly does not appear to be misplaced. Indeed, it is arguably the first truly commendable action taken by these directors since assuming their roles as fiduciaries. Unfortunately, Messrs. Duber's and Illius' efforts to have Mr. Rafferty's proposal heard by the full board were quickly rebuffed by the incumbent management.

CORPORATE GOVERNANCE

As a fundamental tenet of corporate governance, a company's board must be an independent body capable of providing objective oversight of management. Without question, insiders have conflicts of interest that obstruct them in their role as fiduciaries. Arguably, sufficient conflicts also exist among affiliated directors that could diminish the quality and impartiality of the decision-making process. Therefore, directors wholly independent of management are in the best position to act in the best interests of shareholders. At a minimum, a board should include a majority of independent directors, and key Committees should comprise independent directors. Europa's board has neither a standing nominating committee nor compensation committee, and its audit committee includes two insiders; the full board comprises two insiders and two independent directors. (Although a former employee, Mr. Duber has certainly demonstrated his independence of the company's current management).

During her tenure, Ms. Vitale has made some very aggressive management decisions such as unilaterally and selectively cutting employee benefits (including health care coverage, major holidays such as New Year's Day, Memorial Day, July 4th, and Labor Day, and sick leave without a doctor's note), with little or no warning, and capriciously cutting the pay and/or hours of employees. Ms. Vitale would also routinely act without the board's knowledge or consent, believing that "the president of a public company does not need board approval to take actions relating to the company's primary asset." In a letter to Messrs. Duber and Illius, dated April 24, 2002, Ms. Vitale also admitted that she has taken "hundreds of actions relating to the Diamondhead property in the last five years without consulting either
[Messrs. Duber or Illius] or the board." Most recently, Ms. Vitale commissioned a $50,000 market study without consulting her fellow board members. Moreover, when asked by Messrs. Duber and Illius to see the study, she refused.

THE DIAMONDHEAD PROPERTY

The Diamondhead property is debt-free, and there are no liens on the property. According to the company's most recent 10-K, the site was appraised at $8,000,000 in March 1996 and at $41,700,000 in August 1999. The appraisals were predicated on the site being fully permitted and zoned as a legally permissible, water-based casino site. Unfortunately, year after year assurances of progress have been made, but never demonstrated, and "deals" to develop the property have never really materialized. Instead, nearly ten years after having exercised its option on the Diamondhead property, the company has little or no operating income, no master plan to develop the property, and no management team (or team of any kind) with a demonstrable focus on creating long-term value for shareholders. Instead, management has been embroiled in protracted litigation over the past several years.

As it now stands, the permit issued to the company by the U.S. Army Corps of Engineers in March 1998 failed to hold up in court, and in August 2000, the U.S. Army Corps of Engineers was found to have acted in violation of the National Environmental Policy Act and to have been arbitrary, capricious, and not in accordance with law in issuing the Diamondhead permit. The Court found that the Army Corps of Engineers failed to adequately consider a number of the potential impacts of the project. The Court ordered the Army Corps of Engineers to immediately comply with the National Environmental Policy Act by preparing an environmental impact statement.

Ms. Vitale claims that the company is ready to retain an engineering firm to draft an environmental impact statement for its Diamondhead property.
According to Ms. Vitale, the cost of the study will range from $600,000 to $1,000,000. Troubling, however, is the fact that Ms. Vitale plans to proceed with such a costly study without first preparing a project plan of any kind clearly establishing the scope of the project itself. What's more, Ms. Vitale selected a firm to conduct the study without seeking any input from the board. Because such an undertaking at this time (without first establishing the proper framework and scope of such a significant undertaking - one with substantial long-term implications) would be premature and potentially detrimental to the company's ultimate development of the property and operation of the businesses thereon, Messrs. Duber and Illius have withheld support from Ms. Vitale's plan to proceed with the preparation of an environmental impact statement.

Conversely, the Committee has demonstrated a thorough understanding of the value and potential for development of the Diamondhead property as well as the economic and financial requirements of such an endeavor. The Committee has also demonstrated a thoughtful and unique understanding of the public policy issues that will surely arise and must be considered to achieve long-term success.

Based on his previous experiences in "ground-up" casino projects, Mr. Rafferty believes that it will take up to two years to break ground on the Diamondhead property. During this time, the company would need to develop a master plan, obtain an environmental impact study, and obtain the required environmental licenses.

To this end, Mr. Rafferty has outlined a plan embracing four strategic elements that the Committee agrees are necessary to increase the likelihood of the Diamondhead property's success as a waterfront casino and to increase and sustain long-term shareholder value:

1) The master plan for the site should focus on the core wants and needs of the customers who, through a detailed analysis, Mr. Rafferty has identified to be the likely patrons of the Diamondhead casino complex;

2) The property should be managed by an experienced team that understands the complexities of developing a casino/entertainment complex that will have a minimal impact on the environmentally sensitive Gulf Coast region;

3) The management team needs to understand and appreciate the changing economics of the casino business in general and the specific pressures that will affect the Gulf Coast in the next ten years; and

4) The management should have a proven ability to obtain financing for a project in today's economic environment.

(Other elements of the plan, in Mr. Rafferty's view, consist of confidential trade secrets, which he hopes to present to the board once a suitable nondisclosure agreement can be negotiated).

Mr. Rafferty has undertaken an ongoing series of research studies and analyses, including patron demographic and behavioral studies, patron origin, player tracking, and direct mail studies of area casinos, as well as studies of casino amenities and regional business development.

The Committee has also committed to providing shareholders with a master plan within 90 days of Mr. Rafferty's appointment to the Europa board, and the Committee has promised to outline a specific time schedule for the development and opening of the casino at the next annual meeting. What's more, regular quarterly and annual reports updating the schedule will be provided to shareholders. The Committee has also provided a preliminary outline of a $300 million project:

Phase One would include a $125 million core casino development owned and operated by Europa, which will include:

1) a 40,000 square foot casino with 1,200 slot machines and 40 table games;
2) a 400-room hotel with many amenities;
3) a convenient and well-lit parking structure with both valet and self-parking, plus a recreational vehicle (RV) park;
4) two restaurants, including a 300-seat buffet and coffee shop; and
5) an extraordinary entertainment venue featuring shows and amenities.

The Committee's strategy is to offer attractive land leases to developers who can bring another $75 million in development to the site.

Phase Two would add significantly to the size and scope of the development, and the $100 million expansion project would be funded in the future.

CONCLUSION

Notwithstanding any positive affects of certain of management's legal strategies, we ultimately asked and answered three questions:

1) Has this board functioned independently of management?
2) Has management had sufficient opportunity to realize its goals?
3) Could Mr. Rafferty's membership on the board enhance shareholders' long-term interests?

To the first question, we answered no. Not in terms of its composition, not in terms of its governance practices, and certainly not in terms of fully appreciating its fiduciary role. Indeed, we believe that Ms. Vitale's over-the-top response to any attempt to initiate change, or to exercise independence, appears to justify the Committee's concerns about Ms. Vitale's judgment and commitment to an impartial and high-quality decision-making process.

It is quite clear from our review of SEC filings (past and present) as well as our telephone meetings with the parties that this board has functioned for several years under a cloud of manipulation and fear of retribution. What's more, our research suggests that this fear is not misplaced. It seems that Ms. Vitale has, to a great extent, preserved her position and control over Europa's assets and affairs through repeated and increasing fierce threats of legal action against anyone perceived to be an obstacle. Not only did Ms. Vitale readily and unapologetically admit to her propensity to threaten and to take legal action, but also her past actions bare this out. For example, in January 1998, when four members of the then five-member board voted to remove Ms. Vitale from the board and to terminate her employment, she responded immediately (and before public announcement of the decision) by sending a letter to the company's primary lender (ostensibly `fulfilling her responsibility to report a material development to the bank') insinuating that because of the board's decision to remove her, the company would not be able to meet its financial obligations to the bank. In her letter dated Jan. 19, 1998, Ms. Vitale promised to embroil the company, its officers, and/or its directors in lawsuits resulting in legal fees of "no less than $1.5 million" in the first year (exclusive of judgments that might be entered against the company, its officers, and/or its directors). Ms. Vitale also vowed that "numerous shareholders" of Europa would do the same. As she put it, the company's expenses would "skyrocket" in response to the promised lawsuits. Ms. Vitale also stated that she believed that the company's insurer would neither defend the lawsuits nor pay any judgments arising out of them.

To the second and third questions, we answered yes. Ms. Vitale has served as a director since 1992, when, according to Ms. Vitale, Victor Gersh, the company's corporate counsel, appointed her to the board. (Mr. Gersh was also her first law partner). In March 1995, she was appointed chairman. In September 1997, she was appointed president of Casino World and Mississippi Gaming, and in February 1998, she was appointed president and CEO of Europa. We conclude that Ms.

Vitale has had ample time and opportunity to achieve the company's financial and operational goals.

Messrs. Duber and Rafferty are not seeking to push an agenda that is different from other shareholders. Quite simply, the Committee is seeking to ameliorate shareholders' rights on a rather basic level -- by respecting proper governance practices and by restoring accountability.

We agree that Mr. Rafferty brings to the company the experience and impartiality necessary to develop the Diamondhead property and to assist in implementing a business plan that offers a superior opportunity for enhancing and sustaining long-term shareholder value. What's more, we are confident that Mr. Rafferty's expertise, credibility, and contacts in the casino gaming industry and financial markets will greatly facilitate the long-overdue creation of shareholder wealth.

We also strongly support the removal of Ms. Vitale from the board and as CEO so that a board of fiduciaries cognizant of its duty to represent and protect the interests of all public shareholders' may be selected and allowed to function properly.

Finally, we do not support Mr. Williams' proposal to remove Mr. Duber, who we believe has demonstrated his commitment to an impartial and high-quality decision-making process.

We recommend that shareholders DISCARD the GOLD proxy card and vote to REMOVE Deborah Vitale from the board using the WHITE proxy card.

We recommend that shareholders vote FOR James Rafferty's election to the board using the WHITE proxy card.

We also recommend that shareholders REVOKE any prior consents given in favor of Mr. Williams' appointment to the board by marking the WHITE proxy card accordingly.

We recommend a vote FOR Item 1.

ITEM 2: ELECT DIRECTOR

See discussion in Item 1 above.

We recommend a vote FOR Item 2.

ITEM 3: REVOKE PRIOR WILLIAMS/VITALE CONSENTS

See discussion in Item 1 above.

We recommend a vote FOR Item 3.

WILLIAMS/VITALE GROUP PROXY (GOLD CARD)

ITEM 1: REMOVE EXISTING DIRECTOR

See discussion in Item 1 above.

We recommend a vote AGAINST Item 1.

ITEM 2: ELECT DIRECTOR

See discussion in Item 1 above.

We recommend a vote AGAINST Item 2.

ITEM 3: REVOKE THE COMMITTEE'S PRIOR CONSENTS

See discussion in Item 1 above.

We recommend a vote AGAINST Item 3.

                           _________________________

                              Europa Cruises Corp.
                                150 153rd Avenue
                                   Suite 200
                          Madeira Beach, Florida 33708
                                 (813) 393-2885

COMPANY SOLICITOR: None

SHAREHOLDER PROPOSAL DEADLINE: Not disclosed

This proxy analysis has not been submitted to, or received approval from, the Securities and Exchange Commission. While ISS exercised due care in compiling this analysis, we make no warranty, express or implied, regarding the accuracy, completeness, or usefulness of this information and assume no liability with respect to the consequences of relying on this information for investment or other purposes.

VOTE RECORD FORM:

                                                           EUROPA CRUISES CORP.

TICKER: KRUZ

PROXY CONTEST MEETING: June 24, 2002            RECORD DATE: June 7, 2002

ACCOUNT ID CODE:                                SHARES HELD ON RECORD DATE:

SHARES VOTED:                                   DATE VOTED:

_______________________________________________________________________________
                                 MEETING AGENDA
_______________________________________________________________________________
ITEM     CODE         PROPOSALS                  THE          ISS REC.     VOTE
                                              COMMITTEE                    CAST
                                                 REC.
_______________________________________________________________________________
_______________________________________________________________________________
                 THE COMMITTEE OF CONCERNED
                 EUROPA SHAREHOLDERS PROXY
                 (WHITE CARD)
_______________________________________________________________________________
1                Remove Existing Director       Consent         CONSENT
_______________________________________________________________________________
2                Elect Director                 Consent         CONSENT
_______________________________________________________________________________
3                Revoke Prior Williams/Vitale   Consent         CONSENT
                 Consents
_______________________________________________________________________________
                 WILLIAMS/VITALE GROUP PROXY
                 (GOLD CARD)
_______________________________________________________________________________
1                Remove Existing Director       Consent         REVOKE
                                                                CONSENT
_______________________________________________________________________________
2                Elect Director                 Consent         REVOKE
                                                                CONSENT
_______________________________________________________________________________

                                                                   Page 15 of 15

_______________________________________________________________________________
3                Revoke The Committee's Prior   Consent         REVOKE
                 Consents                                       CONSENT
_______________________________________________________________________________